EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

United Financial Mortgage Corp. Enters into Definitive Agreement to Acquire the Prime Wholesale Origination Division of

AmPro Mortgage Corporation

•	Acquisition is non dilutive and immediately accretive to earnings;

•	Expected to add between $2.4 and $3 billion in annual originations;

•	Upon completion, the acquisition creates the 29th largest wholesale residential mortgage lender in the country and ranks UFM as the 58th largest national mortgage lender in the United States

Oak Brook, IL, Thursday, May 5, 2005 -- United Financial Mortgage Corp. (Amex: UFM or the “Company”) announced today that on May 4, 2005, it signed a definitive agreement with Dallas, Texas based AmPro Mortgage Corporation (“AmPro”) pursuant to which UFM agreed to acquire AmPro’s eight prime wholesale production offices and AmPro’s Phoenix, Arizona operations center. The transaction, which is structured as an asset purchase, will be completed once certain customary closing conditions have been satisfied, including the receipt by UFM of certain state licenses necessary to operate the acquired offices and to continue to operate the wholesale origination division. The parties have agreed to operate the prime wholesale origination division in accordance with the terms of the definitive agreement pending the closing.

The Company expects the acquisition to contribute total additional annual originations of between $2.4 and $3 billion, representing between approximately a 90% to 112% increase over UFM’s fiscal 2005 originations. The acquisition is also expected to have an accretive impact on UFM’s earnings.

Steve Khoshabe, President and CEO of UFM commented, "This is a significant development for our Company and demonstrates the continued execution of our accretive acquisition strategy which should allow us to profitably increase our transaction count at a time that the mortgage industry continues to contract. The purchase of AmPro’s prime wholesale origination business will increase our loan production capability and is expected to immediately increase our earnings. AmPro’s prime wholesale origination business is a high-quality business with some of the most successful and capable sales, operations and management personnel in the wholesale mortgage loan origination business. This acquisition will give us a significant presence in states where we currently have no infrastructure, including Arizona, Colorado, and Texas, will add scale in other markets where we currently operate, such as Florida and Georgia, and will solidify our already strong presence in California.”

As part of the transaction, UFM has agreed to extend employment to AmPro’s employees at the acquired locations. The companies have agreed to work together closely to ensure a smooth transition and integration process. After consummation of the acquisition, AmPro’s Executive Vice President of Production, Gary Plooster, is expected to join UFM and serve as President of the AmPro division of UFM where he will continue to be responsible for the day-to-day operations of the acquired branch offices.

William Starkey, Chairman of AmPro Mortgage stated, "We are very pleased with this transaction and the value it brings to both the current shareholders of AmPro Mortgage and United Financial. AmPro Mortgage recently made a strategic decision to exit the wholesale prime origination market. This transaction allows our employees to join a high quality, successful company without disruption to their business or families.”

The acquisition is consistent with UFM’s core growth strategy of growing through select accretive acquisitions. On completion of the acquisition, according to information published by National Mortgage News, which is based in Washington, DC, UFM will be the 29th largest residential wholesale mortgage lender in the country and the 58th largest residential mortgage lender in the United States, based on 2004 loan originations.

About United Financial Mortgage Corp.
United Financial Mortgage Corp. is an independent mortgage banker that originates, funds, sells and services residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 44 retail offices and 8 wholesale operations centers across 16 states. For additional information, please visit the Company’s web site at www.ufmc.com.

About AmPro Mortgage Corporation
AmPro Mortgage Corporation is a privately held mortgage banker that originates prime mortgage loans through eight wholesale offices and sub prime mortgage loans through its Santa Ana, California based division, WestWorks Mortgage. AmPro Mortgage Corporation is headquartered in Dallas, Texas.

This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, changes in demand for mortgage loans, the Company’s access to funding sources and the terms upon which it can obtain financing, assumptions underlying the value of the Company’s retained mortgage loan-servicing rights, the impact of economic slowdowns or recessions, management’s ability to manage the Company’s growth and planned expansion, difficulties in integrating or operating newly acquired businesses, competition in the Company’s market, changes in government regulations, the Company’s ability to expand origination volume while reducing overhead, the impact of new legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company’s market, other risk factors disclosed from time to time in the Company’s filings with the Securities and Exchange Commission and the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

For Further Information Contact:
Dave Gentry, Aurelius Consulting Group, Inc., Century Bank Building, 541 S. Orlando Avenue, Suite 206, Maitland, FL 32751, (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com